Exhibit 99

Best Buy Reports Better-Than-Expected Fourth Quarter Earnings
Non-GAAP Diluted EPS from Continuing Operations Increased 3% to $1.53
GAAP Diluted EPS from Continuing Operations Decreased 5% to $1.39
Domestic Segment Revenue Decreased 1.5%
Repurchased $615 million in Stock for a Fiscal 2016 Total of $1 billion

MINNEAPOLIS, February 25, 2016 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the fourth quarter (“Q4 FY16”) and year ended January 30, 2016 (“FY16”), as compared to the fourth quarter (“Q4 FY15”) and year ended January 31, 2015 (“FY15”).

	Q4 FY16	Q4 FY15	FY16	FY15
Enterprise revenue ($ in millions)	$13,623	$14,209	$39,528	$40,339
Domestic segment	$12,507	$12,697	$36,365	$36,055
International segment[1]	$1,116	$1,512	$3,163	$4,284
Enterprise comparable sales % change:
Excluding the estimated benefit of installment billing[2,3]	(1.8)%	1.3%[4]	(0.1)%	0.0%[4]
Estimated benefit of installment billing[3]	0.1%	0.7%	0.6%	0.5%
Comparable sales % change[2]	(1.7)%	2.0%[4]	0.5%	0.5%[4]
Domestic segment comparable sales % change:
Excluding the estimated benefit of installment billing[2,3]	(1.8)%	2.0%	(0.1)%	0.5%
Estimated benefit of installment billing[3]	0.1%	0.8%	0.6%	0.5%
Comparable sales % change[2]	(1.7)%	2.8%	0.5%	1.0%
Comparable online sales % change[2]	13.7%	9.7%	13.5%	16.7%

	Q4 FY16	Q4 FY15	FY16	FY15
Operating Income:
GAAP operating income as a % of revenue	5.7%	5.7%	3.5%	3.6%
Non-GAAP operating income as a % of revenue[5]	5.9%	5.8%	4.0%	3.7%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$1.39	$1.47	$2.30	$3.53
Impact of CRT/LCD settlements	$(0.01)	$0.00	$(0.22)	$0.00
Impact of non-restructuring asset impairments[6]	$0.08	$0.04	$0.19	$0.12
Impact of restructuring charges[6]	$0.04	$(0.02)	$0.59	$0.01
Impact of gain / loss on investments, net	$0.02	$(0.01)	$0.01	$(0.03)
Impact of European legal entity reorganization	$0.00	$0.00	$0.00	$(1.00)
Income tax impact of Non-GAAP adjustments[7]	$0.01	$0.00	$(0.09)	$(0.03)
Non-GAAP diluted EPS from continuing operations[5]	$1.53	$1.48	$2.78	$2.60

Hubert Joly, Best Buy chairman and CEO, commented, “In the fourth quarter, we delivered Enterprise revenue of $13.62 billion, improved our non-GAAP operating income rate by 10 basis points to 5.9% and delivered a better-than-expected non-GAAP EPS of $1.53 versus $1.48 last year. In our Domestic business, we exceeded our bottom-line expectations due to a well-

executed holiday plan, a disciplined promotional strategy, better recovery on returned and clearance product and strong expense management. While Domestic revenue declined 1.5%, it was against a backdrop where the NPD-reported categories were down 5.1%.8 In addition, we continued to drive significant growth in the online channel - with eCommerce revenue increasing nearly 14% to 15.6% of total Domestic revenue.”

Joly continued, “On a full year basis, fiscal 2016 marks the second year in a row we increased our Domestic revenue and expanded our operating margin. We also continued to make significant progress against our Renew Blue strategy, resulting in significantly higher customer satisfaction scores and market share gains.”

Joly concluded, “Turning to fiscal 2017, we are entering the next phase of our Renew Blue strategy. Our purpose is to build a company that does a unique job of helping customers learn about and enjoy the latest technology. As we begin this phase, we will execute against the following priorities: (1) build on our strong industry position and multi-channel capabilities to drive the existing business; (2) drive cost reduction and efficiencies; and (3) advance key initiatives to drive future growth and differentiation. Over time, as the fruit of these key initiatives materialize, we expect to accelerate our revenue and operating income growth by taking advantage of opportunities provided by ongoing technology innovation and the need customers have for help. In the short-term, we will be characterized by our strong cash-flow-generating capabilities and our intent to regularly return excess free cash flow to shareholders.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “From a financial perspective for fiscal 2017, based on current industry dynamics and how we see the various product cycles playing out in our Domestic business, we are expecting revenue declines in the first half followed by growth in the back half. We also expect that our strong execution and operational capabilities will allow us to continue to gain market share. In this context we are targeting flat Domestic revenue for the full year due to continued growth in appliances, connected home and home theater in particular, but recognize that it will be challenging without a strong mobile cycle and improvements in the NPD-reported categories overall. Despite this soft topline environment, we will target flattish operating income, including the lapping of the significant periodic profit sharing benefits from our services plan portfolio that we earned in fiscal 2016. A key element to achieve this will be the delivery of our cost reduction and gross profit optimization initiatives. In addition, we intend to reward our shareholders by being a premium dividend payer and increasing our non-GAAP EPS through ongoing share repurchases.”

McCollam concluded, “As it relates to Q1 FY17, in the Domestic business, we believe that the softness that we saw in the NPD-tracked categories and mobile phones will continue. We also believe that in the International business, revenue will be down approximately 15% to 20% due to the ongoing impacts of foreign currency and the Canadian brand consolidation, which was not executed until late March of 2015. With that backdrop, we are expecting Enterprise revenue in the range of $8.25 billion to $8.35 billion and Enterprise comparable sales in the range of negative 1.0% to negative 2.0%. Our non-GAAP effective income tax rate is expected to be in the range of 39.0% to 39.5% and our non-GAAP diluted EPS is expected to be in the range of $0.31 to $0.35 assuming a diluted weighted average share count of approximately 326 million.”

(Editor’s Note: Best Buy Co., Inc. this morning issued a separate press release announcing the company’s plan to return capital to shareholders.)

Domestic Segment Fourth Quarter Results

Domestic Revenue
Domestic revenue of $12.5 billion decreased 1.5% versus last year. This decrease was primarily driven by a comparable sales decline of 1.8%, excluding the estimated 10-basis point benefit associated with the classification of revenue for the mobile carrier installment billing plans3, and the loss of revenue from 13 large format and 17 small format Best Buy Mobile store closures. These declines were partially offset by an estimated 10-basis point benefit associated with installment billing3 and an approximate 80-basis point periodic profit sharing benefit from our externally-managed extended service plan portfolio.

From a merchandising perspective, comparable sales growth in health & wearables, home theater and major appliances was more than offset by significant declines in mobile phones, tablets and digital imaging. The company also saw continued revenue declines in services due to investments in services pricing and the reduction of frequency and severity of claims on extended warranties which has reduced repair revenue.

Domestic online revenue of $1.95 billion increased 13.7% on a comparable basis primarily due to higher conversion rates. As a percentage of total Domestic revenue, online revenue increased 200 basis points to 15.6% versus 13.6% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 21.6% versus 21.2% last year. This 40-basis point increase was primarily due to a 65-basis point impact from a periodic profit sharing payment based on the performance of the company’s externally managed extended service plan portfolio and improved rates in the mobile and computing categories primarily driven by our more disciplined promotional strategy. These increases were partially offset by (1) an increased mix of lower-margin wearable devices; (2) a decreased mix of higher-margin digital imaging products; (3) a lower rate in televisions driven by a decline in average selling prices and higher distribution costs; and (4) an investment in services pricing.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.98 billion, or 15.8% of revenue, versus $1.95 billion, or 15.4% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.95 billion, or 15.6% of revenue, versus $1.95 billion, or 15.3% of revenue, last year. Non-GAAP SG&A was nearly flat as investments in future growth initiatives and a greater portion of our vendor funding being recorded as an offset to cost of goods sold rather than SG&A were offset by the flow-through of Renew Blue Phase 2 cost reductions and lower incentive compensation. From a rate perspective, non-GAAP SG&A increased 30 basis points primarily driven by year-over-year sales deleverage.

International Segment Fourth Quarter Results

International Revenue
International revenue of $1.1 billion declined 26.2% versus last year. This decline was primarily driven by (1) a negative foreign currency impact of approximately 1,350 basis points; (2) the loss of revenue associated with closed stores as part of the Canadian brand consolidation; and (3) ongoing softness in the Canadian economy and consumer electronics industry.

International Gross Profit Rate
International gross profit rate was 22.1% versus 21.7% last year. On a non-GAAP basis, gross profit rate was 21.8% versus 21.7% last year. This 10-basis point increase was primarily driven by higher year-over-year gross profit rates in both Canada and Mexico due to a more disciplined promotional strategy.

International SG&A
International SG&A expenses were $192 million, or 17.2% of revenue, versus $272 million, or 18.0% of revenue, last year. On a non-GAAP basis, SG&A expenses were $192 million, or 17.2% of revenue, versus $262 million, or 17.3% of revenue, last year. This $70 million, or 10-basis point, decrease in non-GAAP SG&A was primarily driven by the elimination of expenses associated with closed stores as part of the Canadian brand consolidation and the positive impact of foreign exchange rates.

Income Taxes
In Q4 FY16, the non-GAAP continuing operations effective income tax rate decreased 20 basis points to 34.0% versus 34.2% last year. On a GAAP basis, the continuing operations effective income tax rate increased 210 basis points to 36.4% versus 34.3% last year.

Q1 FY17 Financial Guidance
Best Buy is providing the following Q1 FY17 financial guidance:

•	Enterprise revenue in the range of $8.25 to $8.35 billion, a decline of (2.4%) to (3.6%)

•	International revenue decline of (15%) to (20%)

•	Enterprise and Domestic comparable sales decline of (1.0%) to (2.0%)

•	Non-GAAP effective income tax rate[5] of approximately 39.0% to 39.5% versus 36.4% last year, resulting in a negative $0.02 year-over-year non-GAAP EPS impact

•	Diluted weighted average share count of 326 million versus 358 million last year, resulting in a positive $0.03 year-over-year non-GAAP EPS impact

•	Non-GAAP diluted EPS[5] of $0.31 to $0.35 versus $0.37 last year

Note: Enterprise comparable sales are currently equal to Domestic comparable sales due to the impacts of the Canadian brand consolidation.2 Non-GAAP financial guidance does not reflect the potential impact of future restructuring, CRT/LCD litigation settlements, non-restructuring asset impairments and any other potential adjustments to GAAP results.5

Share Repurchases and Dividends
On March 3, 2015, the company announced the intent to repurchase $1 billion worth of its shares over a three-year period. In FY16, the company achieved that goal through the repurchase of 32.8 million shares for a total of $1 billion - of which 21.5 million shares, or $615 million, were repurchased in Q4 FY16.

On December 31, 2015, the company paid a quarterly dividend of $0.23 per common share outstanding, or $79 million.

Discontinuation of Holiday Sales Press Release in FY17
Beginning in January FY17, the company will no longer issue an interim Holiday press release due to the increasing significance of the month of January to the company’s overall fourth quarter financial results.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on February 25, 2016. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores and the conversion of the remaining 65 Future Shop stores to the Best Buy brand.

(2) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations.

The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

(3) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q4 FY16 Enterprise and Domestic comparable sales of (1.7%) include approximately 10 basis points of impact from this classification difference. The impact on the gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to prior periods where the mix of installment billing plans was lower.

(4) Enterprise comparable sales for Q4 FY15 include revenue from continuing operations in the International segment. Excluding the International segment, Enterprise comparable sales for Q4 FY15, excluding the impact of installment billing, would have been 2.0%, or equal to Domestic comparable sales excluding the impact of installment billing, for the same period. Excluding the International segment, Enterprise comparable sales for FY15, excluding the impact of installment billing, would have been 0.5%, or equal to Domestic comparable sales excluding the impact of installment billing, for the same period.

(5) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude CRT/LCD litigation settlements, restructuring charges, non-restructuring asset impairments, other Canadian brand consolidation charges, gain/loss on investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended January 30, 2016, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(6) The company has consolidated certain line items from the Reconciliation of Non-GAAP Financial Measures schedule included at the back of this earnings release. The impact of non-restructuring SG&A charges line includes (1) non-restructuring asset impairments and (2) other Canadian brand consolidation charges. The impact of restructuring charges line includes (1) restructuring charges and (2) restructuring charges - COGS.

(7) Income tax impact of Non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the estimated annual effective tax rate in effect during the period of the related non-GAAP adjustment.

(8) According to The NPD Group’s Weekly Tracking Service as published February 8, 2016, revenue for the CE (Consumer Electronics) industry declined 5.1% during the 13 weeks ended January 30, 2016 compared to the 13 weeks ended January 31, 2015. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, appliances, services, gaming, movies or music.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Jeff Shelman
(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Revenue	$13,623	$14,209	$39,528	$40,339
Cost of goods sold	10,673	11,183	30,334	31,292
Restructuring charges - cost of goods sold	(1)	—	3	—
Gross profit	2,951	3,026	9,191	9,047
Gross profit %	21.7%	21.3%	23.3%	22.4%
Selling, general and administrative expenses	2,167	2,223	7,618	7,592
SG&A %	15.9%	15.6%	19.3%	18.8%
Restructuring charges	13	(7)	198	5
Operating income	771	810	1,375	1,450
Operating income %	5.7%	5.7%	3.5%	3.6%
Other income (expense):
Gain on sale of investments	—	6	2	13
Investment income and other	(1)	4	13	14
Interest expense	(20)	(22)	(80)	(90)
Earnings from continuing operations before income tax expense	750	798	1,310	1,387
Income tax expense	273	274	503	141
Effective tax rate	36.4%	34.3%	38.4%	10.1%
Net earnings from continuing operations	477	524	807	1,246
Gain (loss) from discontinued operations, net of tax	2	(4)	90	(11)
Net earnings including noncontrolling interest	479	520	897	1,235
Net earnings from discontinued operations attributable to noncontrolling interests	—	(1)	—	(2)
Net earnings attributable to Best Buy Co., Inc. shareholders	$479	$519	$897	$1,233

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$477	$524	$807	$1,246
Net earnings (loss) from discontinued operations	2	(5)	90	(13)
Net earnings attributable to Best Buy Co., Inc. shareholders	$479	$519	$897	$1,233

Basic earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.40	$1.49	$2.33	$3.57
Discontinued operations	0.01	(0.01)	0.26	(0.04)
Basic earnings per share	$1.41	$1.48	$2.59	$3.53

Diluted earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$1.39	$1.47	$2.30	$3.53
Discontinued operations	0.01	(0.01)	0.26	(0.04)
Diluted earnings per share	$1.40	$1.46	$2.56	$3.49

Dividends declared per common share	$0.23	$0.19	$1.43	$0.72

Weighted average common shares outstanding (in millions)
Basic	339.3	351.2	346.5	349.5
Diluted	342.3	356.2	350.7	353.6

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	January 30, 2016	January 31, 2015[1]
ASSETS
Current assets
Cash and cash equivalents	$1,976	$2,432
Short-term investments	1,305	1,456
Receivables, net	1,162	1,280
Merchandise inventories	5,051	5,174
Other current assets	392	449
Current assets held for sale	—	681
Total current assets	9,886	11,472
Property and equipment, net	2,346	2,295
Goodwill	425	425
Intangibles, net	18	57
Other assets	813	829
Noncurrent assets held for sale	31	167
TOTAL ASSETS	$13,519	$15,245

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,450	$5,030
Unredeemed gift card liabilities	409	411
Deferred revenue	357	326
Accrued compensation and related expenses	384	372
Accrued liabilities	802	782
Accrued income taxes	128	230
Current portion of long-term debt	395	41
Current liabilities held for sale	—	585
Total current liabilities	6,925	7,777
Long-term liabilities	877	881
Long-term debt	1,339	1,572
Long-term liabilities held for sale	—	15
Equity	4,378	5,000
TOTAL LIABILITIES & EQUITY	$13,519	$15,245

(1) Represents Condensed Consolidated Balance Sheet as of January 1, 2015, recast to present our retrospective adoption of Accounting Standards Update (ASU) 2015-17 Balance Sheet Classification of Deferred Taxes, ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs, and ASU 2015-15 Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements. ASU 2015-17 requires all deferred taxes to be classified as long-term which caused a $252 million decrease to current assets and a $252 million increase to other assets and a $3 million decrease to current assets held for sale and a $3 million increase to long-term liabilities held for sale. ASU 2015-03 and 2015-15 require all debt issuance costs, except for costs related to lines of credit, be classified as a liability versus an asset similar to a debt discount, which caused a decrease of $2 million in current assets and $6 million in other assets and an increase of $8 million in long-term debt.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Twelve Months Ended
	January 30, 2016	January 31, 2015
OPERATING ACTIVITIES
Net earnings	$897	$1,235
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	657	656
Restructuring charges	201	23
Gain on sale of business	(99)	(1)
Stock-based compensation	104	87
Deferred income taxes	49	(297)
Other, net	38	8
Changes in operating assets and liabilities:
Receivables	123	(19)
Merchandise inventories	86	(141)
Other assets	36	29
Accounts payable	(536)	434
Other liabilities	(140)	(164)
Income taxes	(94)	85
Total cash provided by operating activities	1,322	1,935

INVESTING ACTIVITIES
Additions to property and equipment	(649)	(561)
Purchases of investments	(2,281)	(2,804)
Sales of investments	2,427	1,580
Proceeds from sale of business, net of cash transferred upon sale	103	39
Change in restricted assets	(47)	29
Other, net	28	5
Total cash used in investing activities	(419)	(1,712)

FINANCING ACTIVITIES
Repurchase of common stock	(1,000)	—
Prepaid repurchase of common stock	(55)	—
Issuance of common stock	47	50
Dividends paid	(499)	(251)
Repayment of debt	(28)	(24)
Other, net	20	2
Total cash used in financing activities	(1,515)	(223)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(38)	(52)
DECREASE IN CASH AND CASH EQUIVALENTS	(650)	(52)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	2,432	2,678
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	194	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	1,976	2,626
CASH AND CASH EQUIVALENTS HELD FOR SALE AT END OF PERIOD	—	(194)
CASH AND CASH EQUIVALENTS AT END OF PERIOD, EXCLUDING HELD FOR SALE	$1,976	$2,432

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Revenue	$12,507	$12,697	$36,365	$36,055
Gross profit	$2,704	$2,698	$8,484	$8,080
SG&A	$1,975	$1,951	$6,897	$6,639
Operating income	$728	$749	$1,585	$1,437

Key Metrics
Comparable sales % change[1]	(1.7)%	2.8%	0.5%	1.0%
Comparable sales % change, excluding installment billing[2]	(1.8)%	2.0%	(0.1)%	0.5%
Comparable online sales % change[1]	13.7%	9.7%	13.5%	16.7%
Gross profit as a % of revenue	21.6%	21.2%	23.3%	22.4%
SG&A as a % of revenue	15.8%	15.4%	19.0%	18.4%
Operating income as a % of revenue	5.8%	5.9%	4.4%	4.0%

Non-GAAP Results[3]
Gross profit	$2,704	$2,698	$8,396	$8,080
Gross profit as a % of revenue	21.6%	21.2%	23.1%	22.4%
SG&A	$1,948	$1,946	$6,826	$6,608
SG&A as a % of revenue	15.6%	15.3%	18.8%	18.3%
Operating income	$756	$752	$1,570	$1,472
Operating income as a % of revenue	6.0%	5.9%	4.3%	4.1%

International Segment Performance Summary	Three Months Ended		Twelve Months Ended
	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Revenue	$1,116	$1,512	$3,163	$4,284
Gross profit	$247	$328	$707	$967
SG&A	$192	$272	$721	$953
Operating income (loss)	$43	$61	$(210)	$13

Key Metrics
Comparable sales % change[1]	N/A	(4.0)%	N/A	(3.5)%
Gross profit as a % of revenue	22.1%	21.7%	22.4%	22.6%
SG&A as a % of revenue	17.2%	18.0%	22.8%	22.2%
Operating income (loss) as a % of revenue	3.9%	4.0%	(6.6)%	0.3%

Non-GAAP Results[3]
Gross profit	$244	$328	$708	$967
Gross profit as a % of revenue	21.8%	21.7%	22.4%	22.6%
SG&A	$192	$262	$712	$942
SG&A as a % of revenue	17.2%	17.3%	22.5%	22.0%
Operating income (loss)	$52	$66	$(4)	$25
Operating income (loss) as a % of revenue	4.7%	4.4%	(0.1)%	0.6%
(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Bust Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International no longer has a comparable metric until International revenue is comparable on a year-over-year basis.
(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.
(3) Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Consumer Electronics	35%	33%	2.7%	10.7%
Computing and Mobile Phones	43%	45%	(6.8)%	(2.1)%
Entertainment	11%	11%	0.1%	(1.8)%
Appliances	7%	6%	12.1%	7.0%
Services[2]	4%	4%	(11.9)%	(11.4)%
Other	—%	1%	n/a	n/a
Total	100%	100%	(1.8)%	2.0%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 30, 2016	January 31, 2015	January 30, 2016	January 31, 2015
Consumer Electronics	35%	33%	2.7%	10.7%
Computing and Mobile Phones	43%	45%	(6.5)%	(0.3)%
Entertainment	11%	11%	0.1%	(1.8)%
Appliances	7%	6%	12.1%	7.0%
Services[2]	4%	4%	(11.9)%	(11.4)%
Other	—%	1%	n/a	n/a
Total	100%	100%	(1.7)%	2.8%

	Revenue Mix Summary
	Three Months Ended
International Segment[3]	January 30, 2016	January 31, 2015
Consumer Electronics	35%	33%
Computing and Mobile Phones	44%	45%
Entertainment	12%	11%
Appliances	4%	5%
Services[2]	4%	5%
Other	1%	1%
Total	100%	100%

(1) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.
(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.
(3) The Canadian brand consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue has been removed from the comparable sales base and International no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	January 30, 2016		January 31, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,975	15.8%	$1,951	15.4%
Non-restructuring asset impairments - SG&A	(27)	(0.2)%	(5)	—%
Non-GAAP SG&A	$1,948	15.6%	$1,946	15.3%

Operating income	$728	5.8%	$749	5.9%
Non-restructuring asset impairments - SG&A	27	0.2%	5	—%
Restructuring charges	1	—%	(2)	—%
Non-GAAP operating income	$756	6.0%	$752	5.9%

International - Continuing Operations
Gross profit	$247	22.1%	$328	21.7%
CRT/LCD settlements[1]	(2)	(0.2)%	—	—%
Restructuring charges - COGS	(1)	(0.1)%	—	—%
Non-GAAP gross profit	$244	21.8%	$328	21.7%

SG&A	$192	17.2%	$272	18.0%
Non-restructuring asset impairments - SG&A	—	—%	(10)	(0.7)%
Non-GAAP SG&A	$192	17.2%	$262	17.3%

Operating income	$43	3.9%	$61	4.0%
Net CRT/LCD settlements[1]	(2)	(0.2)%	—	—%
Restructuring charges - COGS	(1)	(0.1)%	—	—%
Non-restructuring asset impairments - SG&A	—	—%	10	0.7%
Restructuring charges	12	1.1%	(5)	(0.3)%
Non-GAAP operating income	$52	4.7%	$66	4.4%

Consolidated - Continuing Operations
Gross profit	$2,951	21.7%	$3,026	21.3%
CRT/LCD settlements[1]	(2)	—%	—	—%
Restructuring charges - COGS	(1)	—%	—	—%
Non-GAAP gross profit	$2,948	21.6%	$3,026	21.3%

SG&A	$2,167	15.9%	$2,223	15.6%
Non-restructuring asset impairments - SG&A	(27)	(0.2)%	(15)	(0.1)%
Non-GAAP SG&A	$2,140	15.7%	$2,208	15.5%

	Three Months Ended		Three Months Ended
	January 30, 2016		January 31, 2015
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Operating income	$771	5.7%	$810	5.7%
Net CRT/LCD settlements[1]	(2)	—%	—	—%
Restructuring charges - COGS	(1)	—%	—	—%
Non-restructuring asset impairments - SG&A	27	0.2%	15	0.1%
Restructuring charges	13	0.1%	(7)	—%
Non-GAAP operating income	$808	5.9%	$818	5.8%

Income tax expense	$273		$274
Effective tax rate	36.4%		34.3%
Income tax impact of Non-GAAP adjustments[4]	(3)		1
Non-GAAP income tax expense	$270		$275
Non-GAAP effective tax rate	34.0%		34.2%

Net earnings	$477		$524
Net CRT/LCD settlements[1]	(2)		—
Restructuring charges - COGS	(1)		—
Non-restructuring asset impairments - SG&A	27		15
Restructuring charges	13		(7)
(Gain) loss on investments, net	7		(5)
Income tax impact of Non-GAAP adjustments[4]	3		(1)
Non-GAAP net earnings	$524		$526

Diluted EPS	$1.39		$1.47
Per share impact of net CRT/LCD settlements[1]	(0.01)		—
Per share impact of restructuring charges - COGS	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.08		0.04
Per share impact of restructuring charges	0.04		(0.02)
Per share impact of (gain) loss on investments, net	0.02		(0.01)
Per share income tax impact of Non-GAAP adjustments[4]	0.01		—
Non-GAAP diluted EPS	$1.53		$1.48

	Twelve Months Ended		Twelve Months Ended
	January 30, 2016		January 31, 2015
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$8,484	23.3%	$8,080	22.4%
CRT/LCD settlements[1]	(88)	(0.2)%	—	—%
Non-GAAP gross profit	$8,396	23.1%	$8,080	22.4%

SG&A	$6,897	19.0%	$6,639	18.4%
CRT/LCD settlement legal fees and costs[1]	(13)	—%	—	—%
Non-restructuring asset impairments - SG&A	(58)	(0.2)%	(31)	(0.1)%
Non-GAAP SG&A	$6,826	18.8%	$6,608	18.3%

Operating income	$1,585	4.4%	$1,437	4.0%
Net CRT/LCD settlements[1]	(75)	(0.2)%	—	—%
Non-restructuring asset impairments - SG&A	58	0.2%	31	0.1%
Restructuring charges	2	—%	4	—%
Non-GAAP operating income	$1,570	4.3%	$1,472	4.1%

	Twelve Months Ended		Twelve Months Ended
	January 30, 2016		January 31, 2015
International - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$707	22.4%	$967	22.6%
Net CRT/LCD settlements[1]	(2)	(0.1)%	—	—%
Restructuring charges - COGS	3	0.1%	—	—%
Non-GAAP gross profit	$708	22.4%	$967	22.6%

SG&A	$721	22.8%	$953	22.2%
Other Canada brand consolidation charges - SG&A2	(6)	(0.2)%	—	—%
Non-restructuring asset impairments - SG&A	(3)	(0.1)%	(11)	(0.3)%
Non-GAAP SG&A	$712	22.5%	$942	22.0%

Operating income (loss)	$(210)	(6.6)%	$13	0.3%
Net CRT/LCD settlements[1]	(2)	(0.1)%	—	—%
Restructuring charges - COGS	3	0.1%	—	—%
Other Canada brand consolidation charges - SG&A2	6	0.2%	—	—%
Non-restructuring asset impairments - SG&A	3	0.1%	11	0.3%
Restructuring charges	196	6.2%	1	—%
Non-GAAP operating loss	$(4)	(0.1)%	$25	0.6%

Consolidated - Continuing Operations
Gross profit	$9,191	23.3%	$9,047	22.4%
CRT/LCD settlements[1]	(90)	(0.2)%	—	—%
Restructuring charges - COGS	3	—%	—	—%
Non-GAAP gross profit	$9,104	23.0%	$9,047	22.4%

SG&A	$7,618	19.3%	$7,592	18.8%
CRT/LCD legal fees and costs[1]	(13)	—%	—	—%
Other Canada brand consolidation charges - SG&A2	(6)	—%	—	—%
Non-restructuring asset impairments - SG&A	(61)	(0.2)%	(42)	(0.1)%
Non-GAAP SG&A	$7,538	19.1%	$7,550	18.7%

Operating income	$1,375	3.5%	$1,450	3.6%
Net CRT/LCD settlements[1]	(77)	(0.2)%	—	—%
Restructuring charges - COGS	3	—%	—	—%
Other Canada brand consolidation charges - SG&A2	6	—%	—	—%
Non-restructuring asset impairments - SG&A	61	0.2%	42	0.1%
Restructuring charges	198	0.5%	5	—%
Non-GAAP operating income	$1,566	4.0%	$1,497	3.7%

Income tax expense	$503		$141
Effective tax rate	38.4%		10.1%
Income tax impact of Europe legal entity reorganization[3]	—		353
Income tax impact of Non-GAAP adjustments[4]	30		11
Non-GAAP income tax expense	$533		$505
Non-GAAP effective tax rate	35.4%		35.5%

	Twelve Months Ended	Twelve Months Ended
	January 30, 2016	January 31, 2015
Consolidated - Continuing Operations	$ % of Rev.	$ % of Rev.
Net earnings	$807	$1,246
Net CRT/LCD settlements[1]	(77)	—
Restructuring charges - COGS	3	—
Other Canada brand consolidation charges - SG&A2	6	—
Non-restructuring asset impairments - SG&A	61	42
Restructuring charges	198	5
(Gain) loss on investments, net	5	(11)
Income tax impact of Europe legal entity reorganization[3]	—	(353)
Income tax impact of Non-GAAP adjustments[4]	(30)	(11)
Non-GAAP net earnings	$973	$918

Diluted EPS	$2.30	$3.53
Per share impact of net CRT/LCD settlements[1]	(0.22)	—
Per share impact of restructuring charges - COGS	0.01	—
Per share impact of other Canada brand consolidation charges - SG&A2	0.02	—
Per share impact of non-restructuring asset impairments - SG&A	0.17	0.12
Per share impact of restructuring charges	0.58	0.01
Per share impact of (gain) loss on investments, net	0.01	(0.03)
Per share impact of income tax effect of Europe legal entity reorganization[3]	—	(1.00)
Per share income tax impact of Non-GAAP adjustments[4]	(0.09)	(0.03)
Non-GAAP diluted EPS	$2.78	$2.60

(1) Represents CRT/LCD litigation settlements reached in each reported period, net of related legal fees and costs.
(2) Represents charges related to the Canadian brand consolidation, primarily due to retention bonuses and other store-related costs that did not qualify as restructuring charges.
(3) Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in Q1 FY15.
(4) Income tax impact of Non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the estimated annual effective tax rate in effect during the period of the related non-GAAP adjustment.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	January 30, 2016[2]	January 31, 2015[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,375	$1,450
Operating income (loss) - discontinued operations	90	(19)
Total operating income	1,465	1,431
Add: Operating lease interest[3]	397	457
Add: Investment income	14	24
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	—	(2)
Less: Income taxes[4]	(771)	(735)
NOPAT	$1,105	$1,175
Add: Restructuring charges and impairments[5]	193	67
Non-GAAP NOPAT	$1,298	$1,242

Average Invested Capital
Total assets	$13,995	$14,838
Less: Excess cash[6]	(3,068)	(2,922)
Add: Capitalized operating lease obligations[7]	6,345	7,308
Total liabilities	(9,365)	(10,207)
Exclude: Debt[8]	1,648	1,635
Less: Noncontrolling interests	—	(4)
Average invested capital	$9,555	$10,648

Non-GAAP return on invested capital (ROIC)	13.6%	11.7%

Calculation of Return on Assets[1]
	January 30, 2016[2]	January 31, 2015[2]
Net earnings including noncontrolling interests	$897	$1,235
Total assets	13,995	14,838
Return on assets (ROA)	6.4%	8.3%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.